CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed/Floating Rate Senior Notes due 2025	$1,000,000,000	$109,100

PROSPECTUS Dated November 16, 2017 PROSPECTUS SUPPLEMENT Dated November 16, 2017	Pricing Supplement No. 5,064 to Registration Statement No. 333-221595 Dated October 16, 2020 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES I

Fixed/Floating Rate Senior Notes Due 2025

We, Morgan Stanley, are offering the Global Medium-Term Notes, Series I, Fixed/Floating Rate Senior Notes Due 2025 (the “notes”) described below on a global basis.  We may redeem some or all of the notes at any time on or after April 21, 2021 and prior to October 21, 2024 in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” as supplemented by the provisions below.  We also may redeem the notes, (i) in whole but not in part, on October 21, 2024 or (ii) in whole at any time or in part from time to time, on or after September 21, 2025, in each case at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon (calculated as described below) to but excluding the redemption date, in accordance with the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption,” as supplemented by the provisions below under the heading “Optional Redemption.”

As described under “Use of Proceeds” in this pricing supplement, we expect that our consolidated subsidiaries will allocate funds in aggregate amounts equal to the net proceeds from the sale of the notes to our past, ongoing and/or future eligible affordable housing projects as described herein.

We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  In addition, we describe the basic features of the notes during the Fixed Rate Period (as defined below) in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and during the Floating Rate Period (as defined below) in the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” in each case subject to and as modified by the provisions described below.

We describe how interest is calculated, accrued and paid during the fixed rate period, including where a scheduled interest payment date is not a business day (the following unadjusted business day convention), under “Description of Debt Securities—Fixed Rate Debt Securities” in the accompanying prospectus. We describe how interest is paid during the floating rate period under “Description of Debt Securities—Floating Rate Debt Securities” in the accompanying prospectus, subject to and as modified by the provisions described below, including “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” with respect to the compounding method used to calculate accrued interest during the floating rate period and the application of the Spread to such method.

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

Investing in the notes involves risks. See “Risk Factors” on page PS-5.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement or prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

MORGAN STANLEY

MUFG

None of this pricing supplement, the accompanying prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of notes which are the subject of any offering contemplated in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may only do so with respect to Qualified Investors. Neither Morgan Stanley nor the managers have authorized, nor do they authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

Principal Amount:	$1,000,000,000
Maturity Date:	October 21, 2025
Settlement Date
(Original Issue Date):	October 21, 2020 (T+3)
Interest Accrual Date:	October 21, 2020
Issue Price:	100.00%
Specified Currency:	U.S. dollars
Redemption Percentage
at Maturity:	100%
Fixed Rate Period:	The period from and including the Settlement Date to but excluding October 21, 2024
Floating Rate Period:	The period from and including October 21, 2024 to but excluding the Maturity Date
Interest Rate:	During the Fixed Rate Period, 0.864% per annum; during the Floating Rate Period, see “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” below
Base Rate:
SOFR (compounded daily over a quarterly Interest Payment Period in accordance with the specific formula described in this pricing supplement). As further described in this pricing supplement, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day

Spread (Plus or Minus):	Plus 0.745% (to be added to the accrued interest compounding factor for an Interest Payment Period)
Index Maturity:	Daily
Index Currency:	U.S. dollars
Interest Payment Periods:	During the Fixed Rate Period, semiannually; during the Floating Rate Period, quarterly.

With respect to an Interest Payment Date during the Floating Rate Period, the period from and including the second most recent Interest Payment Period End-Date (or from and including October 21, 2024 in the case of the first Interest Payment Period during the Floating Rate Period) to but excluding the immediately preceding Interest Payment Period End-Date; provided that (i) the Interest Payment Period with respect to the final Interest Payment Date (i.e., the Maturity Date or, if we elect to redeem notes, the redemption date for such notes) will be the period from and including the second-to-last Interest Payment Period End-Date to but excluding the Maturity Date or, if we elect to redeem notes, to but excluding the redemption date for such notes (in each case, the final Interest Payment Period End-Date for such notes) and (ii) with respect to such final Interest Payment Period, the level of SOFR for each calendar day in the period from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, shall be the level of SOFR in respect of such Rate Cut-Off Date.

Interest Payment Period
End-Dates:
With respect to the Floating Rate Period, the 21st of each January, April, July and October, commencing January 2025 and ending on the Maturity Date or, if we elect to redeem notes, ending on the redemption date for such notes; provided that if any scheduled Interest Payment Period End-Date, other than the Maturity Date or, if we elect to redeem notes, the redemption date for such notes, falls on a day that is not a business day, it will be postponed to the following business day, except that, if that business day would fall in the next calendar month, the Interest Payment Period End-Date will be the immediately preceding business day. If the scheduled final Interest Payment Period End-Date for the notes (i.e., the Maturity Date or, if we elect to redeem notes, the redemption date for such notes) falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled final Interest Payment Period End-Date.

Interest Payment Dates:
With respect to the Fixed Rate Period, each April 21 and October 21, commencing April 21, 2021 to and including October 21, 2024; with respect to the Floating Rate Period, the second business day following each Interest Payment Period End-Date; provided that the Interest Payment Date with respect to the final Interest Payment Period will be the Maturity Date or, if we elect to redeem notes, the redemption date for such notes. If the scheduled Maturity Date or redemption date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date or redemption date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to the Maturity Date or redemption date, as applicable
Business Day:	New York

Calculation Agent:	The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Minimum Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
CUSIP:	617446 8R3
ISIN:	US6174468R33
Day Count Convention:	During the Fixed Rate Period, 30/360; during the Floating Rate Period, Actual/360
Prohibition of Sales to
EEA and United Kingdom
Retail Investors:	Applicable
Other Provisions:
Optional make-whole redemption on or after April 21, 2021 and prior to October 21, 2024, on at least 5 but not more than 30 days’ prior notice, as described in the accompanying prospectus under the heading “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Optional Make-whole Redemption of Debt Securities,” provided that, for purposes of the notes, (A) the make-whole redemption price shall be equal to the greater of: (i) 100% of the principal amount of such notes to be redeemed and (ii) the sum of (a) the present value of the payment of principal on such notes to be redeemed and (b) the present values of the scheduled payments of interest on such notes to be redeemed that would have been payable from the date of redemption to October 21, 2024 (not including any portion of such payments of interest accrued to the date of redemption), each discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 10 basis points, as calculated by the premium calculation agent; plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the redemption date and (B) “comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the remaining term of the notes to be redeemed as if the notes matured on October 21, 2024 (“remaining life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life.

See also “Optional Redemption,” “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” and “Determination of SOFR” below.

Risk Factors

For a discussion of the risk factors affecting Morgan Stanley and its business, including market risk, credit risk, operational risk, liquidity risk, legal, regulatory and compliance risk, risk management, competitive environment, international risk and acquisition, divestiture and joint venture risk, among others, see “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our Current Reports on Form 8-K dated April 16, 2020 and October 2, 2020 and our other current and periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (file number 001-11758) that are incorporated by reference into this pricing supplement and the accompanying prospectus supplement and prospectus.

This section describes certain selected risk factors relating to the notes.  Please see “Risk Factors” in the accompanying prospectus for a complete list of risk factors relating to the notes.

Use of Proceeds Risks

There can be no assurance that the use of proceeds of the notes to finance eligible affordable housing projects will be suitable for the investment criteria of an investor and there is no contractual obligation to allocate an amount equal to the net proceeds of the sale of the notes to eligible affordable housing projects.  We expect that Morgan Stanley’s consolidated subsidiaries will allocate funds in aggregate amounts equal to the net proceeds from the sale of the notes to our past, ongoing and/or future eligible affordable housing projects (as described under “Use of Proceeds” in this pricing supplement). During the term of the notes, if for any reason the aggregate amount in the Eligible Social Portfolio (as defined under “Use of Proceeds” in this pricing supplement) is less than the total net proceeds from the sale of the notes, we will hold the balance of the unallocated amount in cash, cash equivalents, U.S. or other government securities, U.S. agency securities or U.S. agency mortgage-backed securities in a segregated account established for tracking purposes until the amount can be allocated to the Eligible Social Portfolio. Furthermore, in connection with the allocation of an amount equal to the net proceeds of the sale of the notes to eligible affordable housing projects, no assurance can be given that such allocation will be capable of being implemented in such manner or in accordance with any timing schedule, or that any such financing of eligible affordable housing projects will be completed within any specified period or at all or with the results or outcome as we originally expected or anticipated. Prospective investors should consider the information in the “Use of Proceeds” section below and consult with their advisors before making an investment in the notes. Prospective investors must determine for themselves the relevance of such information for the purpose of any investment in the notes, together with any other investigation they deem necessary. In particular, no assurance is given by us or any manager or any other person that the allocation of an amount equal to the net proceeds of the sale of the notes to finance or refinance any eligible affordable housing projects will satisfy, whether in whole or in part, any current or future investor expectations or requirements regarding any investment criteria or guidelines with which such investor or its investments are required to comply (whether by any current or future applicable law or regulation or by its own bylaws or other governing rules or investment portfolio mandates), in particular with regard to any direct or indirect social impact of any eligible affordable housing project.

There currently is no legal, regulatory or similar definition of what constitutes a “social” project or as to what precise attributes are required for a particular project to be defined as “social”. Accordingly, no assurance is or can be given to investors that any eligible affordable housing project selected to receive an allocation of funds will meet any or all investor expectations regarding such “social” objectives, or that any adverse environmental, social and/or other impacts will not occur during the implementation of any eligible affordable housing project.

No assurance or representation is given by us or any manager as to the suitability or reliability for any purpose whatsoever of any “second party opinion” or certification regarding the use of proceeds (whether or not solicited by us or any affiliate), in particular with respect to whether any eligible affordable housing projects fulfill any social or other criteria. Any such opinion or certification is not, nor should it be deemed to be, a recommendation by us or any manager to buy, sell or hold any notes. Any such opinion or certification is only current as of the date it was initially issued. To our knowledge, currently the providers of such opinions and certifications are not subject to any specific regulatory or other regime or oversight. In addition, any such provider will have been engaged by us or one of our affiliates and will receive a profit in connection with the issuance of any such opinion or certification. Prospective investors must determine for themselves the relevance and reliability of any such opinion or certification and/or the information contained therein, as well as the provider of any such opinion or certification, for the purpose of any investment in the notes. For the avoidance of doubt, no such opinion or certification is, nor shall it be deemed to be, incorporated into this pricing supplement or the accompanying prospectus supplement or prospectus.

In addition, there is no contractual obligation to allocate an amount equal to the net proceeds of the sale of the notes to eligible affordable housing projects or to provide periodic progress reports as described in “Use of Proceeds.” Our failure to allocate an amount equal to the net proceeds of the notes to finance or refinance eligible affordable housing projects or to provide periodic progress reports, the failure of any business or project related to an eligible affordable housing project to meet investor expectations regarding such “social” performance objectives, or the failure of an independent external review provider with environmental or social expertise to issue a second party opinion on the allocation of the proceeds or the withdrawal of any such opinion, will not constitute a breach of contract or an event of default under the notes or the indenture. Any such failure may adversely affect the value of the notes and/or have adverse consequences for certain investors with portfolio mandates to invest in social assets.

SOFR-Related Risks

SOFR has a very limited history; the future performance of SOFR cannot be predicted based on historical performance. You should note that publication of SOFR began on April 3, 2018 and it therefore has a very limited history.  In addition, the future performance of SOFR cannot be predicted based on the limited historical performance.  The level of SOFR during the term of the notes may bear little or no relation to the historical level of SOFR.  Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future.  While some pre-publication historical data have been released by the Federal Reserve Bank of New York (the “New York Federal Reserve”), such analysis inherently involves assumptions, estimates and approximations.  The future performance of SOFR is impossible to predict and therefore no future performance of SOFR or the notes may be inferred from any of the historical simulations or historical performance.  Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR or the notes.  Changes in the levels of SOFR will affect the Base Rate and, therefore, the return on the notes and the trading price of such notes, but it is impossible to predict whether such levels will rise or fall.  There can be no assurance that SOFR or the Base Rate will be positive.

Any failure of SOFR to gain market acceptance could adversely affect the notes. SOFR may fail to gain market acceptance.  SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight Treasury repo market.  However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks.  This may mean that market participants would not consider SOFR a suitable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR.  Any failure of SOFR to gain market acceptance could adversely affect the return on the notes and the price at which you can sell such notes.

The composition and characteristics of SOFR are not the same as those of LIBOR and there is no guarantee that either SOFR or the Base Rate is a comparable substitute for LIBOR.  In June 2017, the New York Federal Reserve’s Alternative Reference Rates Committee (the “ARRC”) announced SOFR as its recommended alternative to U.S. dollar LIBOR.  However, the composition and characteristics of SOFR are not the same as those of LIBOR.  SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions.  This means that SOFR is fundamentally different from LIBOR for two key reasons.  First, SOFR is a secured rate, while LIBOR is an unsecured rate.  Second, SOFR is an overnight rate, while LIBOR represents interbank funding over different maturities.  As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global, national or regional economic, financial, political, regulatory, judicial or other events.  For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates.  For additional information regarding SOFR, see “Secured Overnight Financing Rate” below.

The secondary trading market for notes linked to SOFR may be limited.  Since SOFR is a relatively new market rate, the trading market may never develop or may not be very liquid.  Market terms for debt securities linked to SOFR (such as the notes) may evolve over time and, as a result, trading prices of the notes may be lower than those of later-issued debt securities that are linked to SOFR.  Similarly, if SOFR does not prove to be widely used in debt securities similar to the notes, the trading price of the notes may be lower than that of debt securities linked to rates that are more widely used.  Investors in the notes may not be able to sell such notes at all or may not be able to sell such notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market.  Further, investors wishing to sell the notes during the Floating Rate Period in the secondary market will have to make assumptions as to the future performance of SOFR during the applicable Interest Payment Period in which they intend the sale to take place.  As a result, investors may suffer from increased pricing volatility and market risk.

The administrator of SOFR may make changes that could change the value of SOFR or discontinue SOFR and has no obligation to consider your interests in doing so.  The New York Federal Reserve (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR.  In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR (in which case a fallback method of determining the interest rate on the notes during the Floating Rate Period, as further described under “Determination of SOFR,” will apply).  The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SOFR.

If SOFR is discontinued, the notes will bear interest during the Floating Rate Period by reference to a different base rate, which could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes during the Floating Rate Period; there is no guarantee that any Benchmark Replacement will be a comparable substitute for SOFR.  If we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of SOFR, then the interest rate on the notes during the Floating Rate Period will no longer be determined by reference to SOFR, but instead will be determined by reference to a different rate, which will be a different benchmark than SOFR, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Determination of SOFR” below.

If a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply.  These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, us or our designee.  In addition, the terms of the notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes with respect to, among other things, changes to the definition of “Interest Payment Period,” timing and frequency of determining rates and making payments of interest and other administrative matters.  The determination of a Benchmark Replacement, the calculation of the interest rate on the notes during the Floating Rate Period by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the notes in connection with a Benchmark Transition Event could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes.

Any determination, decision or election described above will be made in our or our designee’s sole discretion.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of SOFR, the Benchmark Replacement will not be the economic equivalent of SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

The interest rate on the notes during the Floating Rate Period is based on a daily compounded SOFR rate, which is relatively new in the marketplace.  For each Interest Payment Period during the Floating Rate Period, the interest rate on the notes is based on a daily compounded SOFR rate calculated using the specific formula described in this pricing supplement, not the SOFR rate published on or in respect of a particular date during such Interest Payment Period or an average of SOFR rates during such period.  For this and other reasons, the interest rate on the notes during any Interest Payment Period within the Floating Rate Period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate.  Further, if the SOFR rate in respect of a particular date during an Interest Payment Period within the Floating Rate Period is negative, the portion of the accrued interest compounding factor specifically attributable to such date will be less than one, resulting in a reduction to the accrued interest compounding factor used to calculate the interest payable on the notes on the Interest Payment Date for such Interest Payment Period.

In addition, very limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies.  Accordingly, the specific formula for the daily compounded SOFR rate used in the notes may not be widely adopted by other market participants, if at all.  If the market adopts a different calculation method, that would likely adversely affect the market value of such notes.

The amount of interest payable with respect to each Interest Payment Period during the Floating Rate Period will be determined near the end of the Interest Payment Period.  The level of the Base Rate applicable to each Interest Payment Period during the Floating Rate Period and, therefore, the amount of interest payable with respect to such Interest Payment Period will be determined on the Interest Payment Period End-Date for such Interest Payment Period (or the Rate Cut-Off Date for the final Interest Payment Period).  Because each such date is near the end of such Interest Payment Period, you will not know the amount of interest payable with respect to each such Interest Payment Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of SOFR, (ii) volatility of the level of SOFR, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity of such notes.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.  This can lead to significant adverse changes in the market price of securities like the notes.  Depending on the actual or anticipated level of SOFR, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.

The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also may hedge the issuer’s obligations under such notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, or the LIBOR transition or SOFR specifically.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities may affect the market value of such notes.  In addition, the issuer’s subsidiaries may hedge the issuer’s obligations under the notes and they may realize a profit from that hedging activity even if investors do not receive a favorable investment return under the terms of such notes or in any secondary market transaction.

The calculation agent (or, if applicable, we or our designee) will make determinations with respect to the notes.  The calculation agent will make certain determinations with respect to the notes as further described in this pricing supplement.  In addition, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the notes in our or our designee’s sole discretion as further described under “Determination of SOFR” below. Any of these determinations may adversely affect the payout to investors.  Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the Base Rate or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes.  These potentially subjective determinations may adversely affect the payout to you on the notes.  For further information regarding these types of determinations, see “Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities” and “Determination of SOFR” and related definitions below.

In determining the Base Rate for the final Interest Payment Period in the Floating Rate Period, the level of SOFR for any day from and including the Rate Cut-Off Date to but excluding the Maturity Date or redemption date, as applicable, will be the level of SOFR in respect of such Rate Cut-off Date.  For the final Interest Payment Period, because the level of SOFR for any day from and including the Rate Cut-off Date to but excluding the Maturity Date or redemption date, as applicable, will be the level of SOFR in respect of such Rate Cut-Off Date, you will not receive the benefit of any increase in the level in respect of SOFR beyond the level for such date in connection with the determination of the interest payable with respect to such Interest Payment Period, which could adversely impact the amount of interest payable with respect to that Interest Payment Period.

Early Redemption Risks

The notes have early redemption risk. In addition to the optional make-whole redemption discussed above under “—Other Provisions,” we have the option to redeem the notes, (i) in whole but not in part, on October 21, 2024 or (ii) in whole at any time or in part from time to time, on or after September 21, 2025, on at least 5 but not more than 30 days’ prior notice.  It is more likely that we will redeem the notes prior to the stated maturity date to the extent that the interest payable on such notes is greater than the interest that would be payable on other instruments of ours of a comparable maturity, of comparable terms and of a comparable credit rating trading in the market.  If the notes are redeemed prior to the stated maturity date, you may have to re-invest the proceeds in a lower interest rate environment.

Use of Proceeds

Introduction

Morgan Stanley has established a Social Bond Framework (the “Framework”), which will enable the issuance of social bonds. In particular, the Framework aims to contribute to Morgan Stanley’s activities by bringing together investment and private capital to create lasting positive change to communities across the United States. Morgan Stanley’s institutional focus generally is on providing capital to support affordable housing, healthy communities, equitable transit and economic development in underserved U.S. markets. We expect that Morgan Stanley’s consolidated subsidiaries (the “Entities”) will allocate funds in aggregate amounts equal to the net proceeds from the sale of the notes to our past, ongoing and/or future affordable housing projects, consisting of investments in third-party projects, in accordance with Morgan Stanley’s affordable housing investment criteria, as set forth below.

Affordable Housing Investments Eligibility Criteria

Eligible affordable housing projects relate to investments in third-party projects by Morgan Stanley’s Entities that meet the below criteria, and together form the “Eligible Social Portfolio.” These will include projects with disbursements made by Morgan Stanley’s Entities in the year 2018 and beyond. Accordingly, the proceeds from the sale of the notes can be applied to past, ongoing and future projects that are otherwise consistent with the eligibility criteria. The eligibility criteria are based on the definition of “Community Development” under Title 12, Chapter 1, Part 25 of the Code of Federal Regulations, implementing the Community Reinvestment Act, and are set out below:

1)	Affordable housing projects targeting low-income individuals or families that have individual or median family income that is less than 50% of relevant area median income (“AMI”);

2)	Affordable housing projects targeting moderate-income individuals or families that have individual or median family income that is at least 50% and less than 80% of relevant AMI;

3)	Affordable housing projects targeting groups located in a census tract categorized by the United States Bureau of the Census as low- or moderate-income (“LMI”); and

4)	Activities that revitalize or stabilize:

•	Low- or moderate-income geographies;

•	Designated disaster areas; or

•
Distressed or underserved non-metropolitan middle-income geographies designated by the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, and the Office of the Comptroller of the Currency, based on:

o	Rates of poverty, unemployment, and population loss; or

o	Population size, density, and dispersion.

Activities are considered to revitalize and stabilize geographies designated based on population size, density and dispersion if they help to meet essential community needs, including needs of LMI individuals or families.

Process for Project Evaluation and Selection

The Eligible Social Portfolio will be tracked internally in a register (the “Eligible Social Projects Report”).

Morgan Stanley’s specialist teams, including Community Development Finance and Global Sustainable Finance, will be responsible for the process for evaluation and selection of eligible affordable housing projects, which will be as follows:

1)	Community Development Finance will identify and propose eligible affordable housing projects.

2)
Global Sustainable Finance will review each proposed project independently against the eligibility criteria described herein and determine whether it qualifies as an eligible affordable housing project.

3)	During the term of the notes, Community Development Finance and Global Sustainable Finance will evaluate the eligible affordable housing projects on a regular basis (at least semi-annually) and:

•	Determine whether new projects meeting the eligibility criteria should be added to the Eligible Social Portfolio;

•	Exclude from the Eligible Social Portfolio projects that no longer comply with the eligibility criteria or that have matured or been reimbursed;

•	Include additional disbursements to existing eligible affordable housing projects that are already part of the Eligible Social Portfolio.

Morgan Stanley has established a Social Bond Supervisory Committee (“Supervisory Committee”) that will have overall responsibility for the supervision of the procedures outlined herein.  The Supervisory Committee consists of members from a group of departments, namely Community Development Finance, Global Sustainable Finance, Group Treasury and Global Capital Markets, among others.

In addition, the Firm established in 2011 the Morgan Stanley Community Development Advisory Board (the “Board”). The Board is made up of nationally recognized community development leaders and meets semi-annually. The Board was formed to help the Firm better understand the needs of its communities, to inform Morgan Stanley’s community development lending and investing priorities, and to serve as an informal think-tank for Morgan Stanley’s community development activities, which will include, amongst others, the projects selected for inclusion in the Eligible Social Portfolio.

Management of Proceeds

As described above under “—Process for Project Evaluation and Selection,” the Eligible Social Portfolio will be tracked internally in a register. The Eligible Social Portfolio is dynamic: new eligible affordable housing projects may be added as projects exit and proceeds are redeemed over the term of the notes.

At issuance and on a semi-annual basis, during the term of the notes, the Supervisory Committee will evaluate the Eligible Social Portfolio and will aim to ensure that the aggregate amount in the Eligible Social Portfolio is equal to or greater than the net proceeds from the sale of the notes.

If for any reason the aggregate amount in the Eligible Social Portfolio is less than the total net proceeds from the sale of the notes, Morgan Stanley will hold the balance of the unallocated amount in cash, cash equivalents, U.S. or other government securities, U.S. agency securities or U.S. agency mortgage-backed securities in a segregated account established for tracking purposes until the amount can be allocated to the Eligible Social Portfolio.

Morgan Stanley’s Entities making disbursements towards Eligible Social Projects may include, amongst others, Morgan Stanley Bank, N.A., Morgan Stanley Community Investments LLC, Morgan Stanley Affordable Housing LLC and Morgan Stanley Private Bank, N.A.

Payment of principal and interest on the Social Bond will be made from Morgan Stanley’s general funds and will not be directly linked to the performance of any eligible affordable housing project.

Reporting

Allocation Reporting. On an annual basis and on a timely basis in the case of material developments, Morgan Stanley will prepare and make publicly available a report disclosing the total qualifying amount of eligible affordable housing projects, subject to any applicable confidentiality obligations and any other non-disclosure obligations, which may require presenting in generic terms. In addition, the report will include Morgan Stanley’s Management Assertion regarding any amounts allocated to the Eligible Social Portfolio and the balance of the amount equal to the net proceeds that is unallocated as of such date.

Impact Reporting. On an annual basis and on a timely basis in the case of material developments, Morgan Stanley will, subject to any applicable confidentiality obligations and other non-disclosure obligations noted above, report on its website a description of the Eligible Social Portfolio and the anticipated or estimated social impact of the eligible affordable housing projects.

The relevant metrics may include:

•	Number of housing units created or rehabilitated

•	Number of beneficiaries

•	Number of projects, including projects executed in conjunction with a not-for-profit sponsor

•	Geographic breakdown

•	Construction jobs created through affordable housing construction projects

•	Full-time jobs created

•	Number of units set aside for special needs populations, including the following illustrative categories, which may vary over time:

o	Seniors

o	Veterans

o	Disabled individuals

o	Victims of domestic abuse

Further Information

The Social Bond Principles (June 2020) (the “Principles”) are voluntary process guidelines for the issuance of social bonds developed by a committee of issuers, investors and other participants in the social bond markets, with the International Capital Market Association acting as Secretariat. The Principles have four core components:

•	Use of proceeds;

•	Process for project evaluation and selection;

•	Management of proceeds; and

•	Reporting.

Morgan Stanley believes the process described above is in alignment with the Principles.

Morgan Stanley also believes that the eligible affordable housing projects to which an amount equal to the net proceeds of the sale of the notes will be allocated will directly contribute to the following United Nations Sustainable Development Goal (“UN SDG”):

•	#11 – Sustainable Cities and Communities

and indirectly contribute to the following UN SDGs as a result of interlinkages between the eligible affordable housing projects and a broader array of community services:

•	#1 – No Poverty; and

•	#10 – Reduced Inequalities.

Morgan Stanley has obtained and intends to make publicly available a “second party opinion” from a consultant with recognized social expertise on the social benefits of the use of proceeds described herein as well as its alignment to the Principles and the above UN SDGs.

In addition, within one year of issuance and on an annual basis until maturity of the bonds, Morgan Stanley will request a review of the eligible affordable housing projects and their compliance with the eligibility criteria set forth in this Framework, to be provided by a consultant with recognized social expertise.

The information and materials found on Morgan Stanley’s website, including, without limitation, the reports mentioned herein, are not part of or incorporated by reference into this pricing supplement.

If the use of the net proceeds by us is a factor in your decision to invest in the notes, you should consider the foregoing discussion and consult with your counsel or other advisors before making an investment in the notes.

 Optional Redemption

In addition to the optional make-whole redemption discussed above under “—Other Provisions,” we may, at our option, redeem the notes, (i) in whole but not in part, on October 21, 2024 or (ii) in whole at any time or in part from time to time, on or after September 21, 2025, on at least 5 but not more than 30 days’ prior notice, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest on such notes to but excluding the redemption date. For the avoidance of doubt, if the notes are redeemed in part, the determination of accrued and unpaid interest on the notes so redeemed (determined using a final Interest Payment Date, final Interest Payment Period End-Date and Rate Cut-Off Date relating to the redemption) shall have no effect on the determination of accrued and unpaid interest on the notes that are not so redeemed. Further, if fewer than all of the notes are to be redeemed, the trustee will select, not more than 30 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called for redemption by such method as the trustee deems fair and appropriate; provided, that if the notes are represented by one or more global securities, beneficial interests in such notes will be selected for redemption by the applicable depositary in accordance with its standard procedures therefor.

On or before the respective redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.  If such money is so deposited, on and after the redemption date interest will cease to accrue on such notes (unless we default in the payment of the redemption price and accrued interest) and such notes will cease to be outstanding.

For information regarding notices of redemption, see “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption” in the accompanying prospectus.

The notes do not contain any provisions affording the holders the right to require us to purchase the notes after the occurrence of any change in control event affecting us.

Secured Overnight Financing Rate

SOFR is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate and bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the New York Federal Reserve to remove some (but not all) of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve also notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity. Such daily survey would include information reported by Morgan Stanley & Co. LLC, a wholly owned subsidiary of Morgan Stanley, as a primary dealer.

The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

Each U.S. Government Securities Business Day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 a.m., New York City time.  If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished at approximately 2:30 p.m., New York City time.  Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time.  Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point.  Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision.  This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.

Because SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication.  See “Risk Factors” above.

The information contained in this section “Secured Overnight Financing Rate” is based upon the New York Federal Reserve’s Website and other U.S. government sources.

Supplemental Information Concerning Description of Debt Securities—Floating Rate Debt Securities

The provisions set forth below shall apply to the notes during the Floating Rate Period.

Formula for Interest Rates.  Notwithstanding the terms set forth in the third sentence under “Description of Debt Securities—Floating Rate Debt Securities—Formula for Interest Rates” in the accompanying prospectus, the following provisions apply to the notes during the Floating Rate Period instead of the provisions of such sentence. The “Spread” is the number of basis points (one one-hundredth of a percentage point) specified above to be added to the accrued interest compounding factor for an Interest Payment Period.

The amount of interest accrued and payable on the notes for each Interest Payment Period will be equal to the outstanding principal amount of the notes multiplied by the product of:

(a)	the sum of the accrued interest compounding factor plus the Spread for the relevant Interest Payment Period,

- multiplied by -

(b)	the quotient obtained by dividing the actual number of calendar days in such Interest Payment Period by 360.

Notwithstanding the foregoing, in no event will the interest rate payable for any Interest Payment Period be less than zero percent.

How Floating Interest Rates Are Reset.  The terms set forth in the accompanying prospectus under “Description of Debt Securities—Floating Rate Debt Securities—How Floating Interest Rates Are Reset” shall not apply to the notes.

How Interest is Calculated.  Notwithstanding the terms set forth under “Description of Debt Securities—Floating Rate Debt Securities—How Interest Is Calculated” in the accompanying prospectus, the following provisions apply to the notes during the Floating Rate Period instead of the provisions of such subsection. On each Interest Payment Date, accrued interest will be paid for the most recently completed Interest Payment Period. Interest on the notes will accrue from and including the most recent Interest Payment Period End-Date to which interest has been paid or duly provided for, or, in the case of the first Interest Payment Period during the Floating Rate Period, from and including October 21, 2024. Interest will accrue to but excluding the next Interest Payment Period End-Date.

The calculation agent will notify the paying agent of each determination of the interest rate applicable to the notes promptly after the determination is made.

With respect to any Interest Payment Period, the accrued interest compounding factor means the rate of return of a daily compound interest investment computed in accordance with the following formula (with the resulting percentage rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards to 0.00001):

“d0”, for any Interest Payment Period, is the number of U.S. Government Securities Business Days in the relevant Interest Payment Period.

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant Interest Payment Period.

“SOFRi”, for any day “i” in the relevant Interest Payment Period, is a reference rate equal to SOFR in respect of that day.

“ni” is the number of calendar days in the relevant Interest Payment Period on which the rate is SOFRi.

“d” is the number of calendar days in the relevant Interest Payment Period.

For these calculations, the interest rate in effect on any U.S. Government Securities Business Day will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding U.S. Government Securities Business Day.

Alternative Interest Accrual Calculation in Case of an Event of Default.  In case an event of default with respect to each $1,000 principal amount of the notes shall have occurred and be continuing, the amount declared due and payable for the notes (the “Stated Principal Amount”) upon any acceleration of the notes shall be determined by the calculation agent, after consultation with us, and shall be an amount in cash equal to the Stated Principal Amount plus accrued and unpaid interest thereon calculated as if the date of such acceleration were the Maturity Date, final Interest Payment Period End-Date (if applicable) and final Interest Payment Date.

If a Payment Date is Not a Business Day.  The terms set forth in the accompanying prospectus under “Description of Debt Securities—Floating Rate Debt Securities—If a Payment Date Is Not a Business Day” shall not apply to the notes.

Determination of SOFR

The notes will bear interest at the interest rate specified in such note and this pricing supplement. During the Floating Rate Period, that interest rate will be based on SOFR with the Index Maturity specified above.

 “SOFR” means, with respect to any U.S. Government Securities Business Day:

(1) the Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day as provided by the New York Federal Reserve, as the administrator of such rate (or a successor administrator) on the New York Federal Reserve’s Website on or about 5:00 p.m. (New York time) on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day; or

(2) if the Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day does not appear as specified in paragraph (1), unless both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Secured Overnight Financing Rate in respect of the last U.S. Government Securities Business Day for which such rate was published on the New York Federal Reserve’s Website; or

(3) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred:

•
the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; or

•	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

•
the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark” means the Secured Overnight Financing Rate with the Index Maturity specified above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Secured Overnight Financing Rate with the Index Maturity specified above or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order presented in clause (3) of the definition of “SOFR” that can be determined by us or our designee as of the Benchmark Replacement Date.  In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Payment Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“New York Federal Reserve” means the Federal Reserve Bank of New York.

“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Reference Time” with respect to any determination of the Benchmark means the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, any determination, decision or election that may be made by us or our designee pursuant to this section “Determination of SOFR,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	will be made in our or our designee’s sole discretion; and

•	notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from the holders of the notes or any other party.

United States Federal Taxation

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “variable rate debt instruments” for U.S. federal tax purposes. The notes will be treated as providing for a single fixed rate followed by a single qualified floating rate (“QFR”), as described in the sections of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders―Floating Rate Notes―General” and “―Floating Rate Notes that Provide for Multiple Rates.” Under applicable Treasury Regulations, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of the notes, an equivalent fixed rate debt instrument must be constructed for the entire term of the notes. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the notes). Under Treasury Regulations applicable to certain options arising under the terms of a debt instrument, in determining the amount of QSI and OID, we will be deemed to exercise our optional redemption right if doing so would reduce the yield on the equivalent fixed rate debt instrument. For the purpose of determining QSI and OID, the optional make-whole redemption should not be deemed to be exercised. However, if, as of the issue date, redeeming the notes on October 21, 2024 would reduce the yield of the equivalent fixed rate debt instrument, the notes will be treated as fixed rate debt instruments maturing on October 21, 2024 (the “instrument maturing October 2024”). Under those circumstances, if the notes are not actually redeemed by us on October 21, 2024, solely for purposes of the OID rules, they will be deemed retired and reissued for their principal amount, and will thereafter be treated as floating rate debt instruments with a term of one year (the “1-year instrument”). The instrument maturing October 2024 would be treated as issued without OID, and all payments of interest thereon would be treated as QSI. Interest on the 1- year instrument should generally be taken into account when received or accrued, according to your method of tax accounting, but it is possible that the 1-year instrument could be subject to the rules described under “United States Federal Taxation―Tax Consequences to U.S. Holders―Short-Term Notes” in the accompanying prospectus supplement.

If, as of the issue date, redeeming the notes on October 21, 2024 would not reduce the yield on the equivalent fixed rate debt instrument, the rules under “United States Federal Taxation―Tax Consequences to U.S. Holders― Discount Notes―General” must be applied to the equivalent fixed rate debt instrument to determine the amounts of QSI and OID on the notes. Under those circumstances, the notes may be issued with OID.

A U.S. holder is required to include any QSI in income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. U.S. holders will be required to include any OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest. QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

In addition, as discussed in the accompanying prospectus supplement, withholding rules commonly referred to as “FATCA” apply to certain financial instruments (including the notes) with respect to payments of amounts treated as interest (including OID, if any) and to any payment of gross proceeds of a disposition (including retirement) of such an instrument. However, recently proposed Treasury Regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as “FDAP income” as defined in the accompanying prospectus supplement).

Both U.S. and non-U.S. holders of the notes should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement address the consequences to taxpayers subject to special accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended.

The discussion in the preceding paragraphs under “United States Federal Taxation,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

On October 16, 2020, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.65%, plus accrued interest, if any, which we refer to as the “purchase price” for the notes.  The purchase price for the notes equals the stated issue price of 100.00%, plus accrued interest, if any, less a combined management and underwriting commission of 0.35% of the principal amount of the notes.

Name	Principal Amount of Notes
Morgan Stanley & Co. LLC	$690,000,000
MUFG Securities Americas Inc.	100,000,000
Siebert Williams Shank & Co., LLC	50,000,000
CastleOak Securities, L.P.	40,000,000
Loop Capital Markets LLC	40,000,000
Samuel A. Ramirez & Company, Inc.	40,000,000
Academy Securities, Inc.	10,000,000
Blaylock Van, LLC	10,000,000
Cabrera Capital Markets, LLC	10,000,000
R. Seelaus & Co., LLC	10,000,000
Total	$1,000,000,000

Morgan Stanley & Co. LLC is our wholly-owned subsidiary. Mitsubishi UFJ Financial Group, Inc., the ultimate parent of MUFG Securities Americas Inc. (one of the managers), holds an approximately 24% interest in Morgan Stanley. This offering will be conducted in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with Rule 5121 of FINRA, Morgan Stanley & Co. LLC and MUFG Securities Americas Inc. may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.

Notwithstanding the selling and other restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following applies with respect to securities offered or sold in Canada:

With respect to sales of the notes in Canada, the notes may be sold only to purchasers that are: (i) not individuals; (ii) purchasing, or deemed to be purchasing, as principal; (iii) “accredited investors”, as defined in National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or subsection 73.3(1) of the Securities Act (Ontario), as applicable; and (iv) “permitted clients”, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. The distribution of the notes in Canada is being made on a private placement basis only and is therefore exempt from the requirement that Morgan Stanley prepares and files a prospectus with the relevant Canadian regulatory authorities.

Although Morgan Stanley is a “reporting issuer”, as such term is defined under applicable Canadian securities legislation, in the provinces of British Columbia, Alberta, Saskatchewan, Québec and Newfoundland and Labrador, the certificate(s), if any, representing the notes will not carry the legend prescribed by Section 2.5(2) of National Instrument 45-102 Resale of Securities nor will a written notice containing such legend restriction notation be delivered to any purchaser. Accordingly, the notes will not be or become freely tradeable in Canada, and any resale of the notes must be made in accordance with an exemption from, or pursuant to a transaction not subject to, the prospectus requirements of applicable Canadian securities laws. Canadian purchasers are advised to seek legal advice prior to any resale of the notes.

Prospective investors in Canada are advised that your name and other specified information, including the number of notes you have purchased, may be disclosed to Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian law. By purchasing any notes hereunder, you are deemed to have consented to the disclosure of that information.

Securities legislation in certain provinces of Canada provides purchasers of securities with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus (collectively, the “offering memorandum”) or any amendment to it contains a “misrepresentation” within the meaning of Canadian securities legislation. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.

Ontario

Securities legislation in Ontario provides an Ontario purchaser (other than (a) a “Canadian financial institution” or a “Schedule III bank” (each as defined in NI 45-106), (b) the Business Development Bank of Canada or (c) a subsidiary of any person referred to in (a) or (b) above, if the person owns all the voting securities of the subsidiary, except the voting securities required by law to be owned by the directors of that subsidiary) with a statutory right of action for damages or rescission against an issuer and any selling security holder where the offering memorandum contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date of the transaction that gave rise to the cause of action. The right of action for rescission is exercisable not later than 180 days from the date of the transaction that gave rise to the cause of action. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the issuer or any selling security holder. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the notes with knowledge of the misrepresentation, the issuer and any selling security holder will have no liability. In the case of an action for damages, the issuer and any selling security holder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon.

Saskatchewan

The Securities Act, 1988 (Saskatchewan) (the “Saskatchewan Act”) provides that where an offering memorandum, together with any amendment to the offering memorandum, sent or delivered to a purchaser contains a misrepresentation, a purchaser who purchases a security covered by the offering memorandum or an amendment to the offering memorandum is deemed to have relied on that misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against (a) the issuer or a selling security holder on whose behalf the distribution is made, (b) every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment thereof was sent or delivered, (c) every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them, (d) every person or company that, in addition to those mentioned in (a) to (c) above, signed the offering memorandum or the amendment thereof and (e) every person or company that sells notes on behalf of the issuer or selling security holder under the offering memorandum or amendment thereof. In addition, such a purchaser that purchases the security from the issuer or a selling securityholder may elect to exercise a right of rescission against such person where an offering memorandum contains a misrepresentation and, when the purchaser so elects, the purchaser shall have no right of action for damages against such person.

The Saskatchewan Act provides further that (a) where an individual makes a verbal statement to a prospective purchaser that contains a misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement, (b) a purchaser of a security from a vendor who is trading in Saskatchewan in contravention of the Saskatchewan Act, the regulations thereunder or a decision of the Financial and Consumer Affairs Authority of Saskatchewan, whether that vendor is trading on his own behalf or by another person or agent on his behalf, may elect to void the contract and, if the purchaser so elects, the purchaser is entitled to recover all money and other consideration paid by him to the vendor pursuant to the trade and (c) if the distribution of notes has not been completed and (i) there is a material change in the affairs of the issuer, (ii) it is proposed that the terms or conditions of the offering described in the offering memorandum be altered or (iii) notes are to be distributed in addition to the notes previously described in the offering memorandum, and an amendment to the offering memorandum is not sent or delivered in accordance with the Saskatchewan Act, the purchaser has a right of action for rescission or damages against the manager or offeror that failed to comply with the applicable requirement.

Subject to the Saskatchewan Act, these statutory rights are exercisable, in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action or, in the case of any action, other than an action for rescission, the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of the action.

New Brunswick

New Brunswick securities legislation provides investors who purchase notes offered for sale in reliance on the exemption in Section 2.3 of NI 45-106 with a statutory right of action for damages against the issuer, a selling security holder on whose behalf the distribution is made, every person who was a director of the issuer at the date of the offering memorandum and every person who signed the offering memorandum, or a right of action for rescission against the issuer and the selling security holder on whose behalf the distribution is made, in the event that any information relating to the offering provided to the purchaser contains a misrepresentation. Where an offering memorandum is delivered to a prospective purchaser of notes in connection with a trade made in reliance on the exemption in Section 2.3 of NI 45-106, and the document contains a misrepresentation, a purchaser who purchases the notes is deemed to have relied on the misrepresentation and has, subject to certain limitations and defences, the above-noted statutory rights of action. If the purchaser elects to exercise the right of rescission, the purchaser will have no right of action for damages. The right of action will be exercisable by the purchaser only if the purchaser gives notice to the defendant, in the case of any action for rescission, not more than 180 days after the date of the transaction that gave rise to the cause of action, that the purchaser is exercising this right and, in the case of any action for damages, before the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of action.

The liability of all persons and companies referred to above is joint and several. A defendant is not liable for a misrepresentation if it proves that the purchaser purchased the notes with knowledge of the misrepresentation. In an action for damages, the defendant shall not be liable for all or any portion of the damages that the defendant proves do not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. In no case shall the amount recoverable for the misrepresentation exceed the price at which the notes were offered.

Nova Scotia

Nova Scotia securities legislation provides that if an offering memorandum or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a misrepresentation, a purchaser of notes is deemed to have relied upon such misrepresentation if it was a misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the seller of such notes, the directors of the seller at the date of the offering memorandum and the persons who have signed the offering memorandum or, alternatively, while still the owner of the notes, may elect instead to exercise a statutory right of rescission against the seller, in which case the purchaser shall have no right of action for damages against the seller, the directors of the seller or the persons who have signed the offering memorandum. The rights described above are subject to certain limitations, including: (a) no action may be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date payment was made for the notes (or after the date on which initial payment was made for the notes where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment); (b) no person will be liable if it proves that the purchaser purchased the notes with knowledge of the misrepresentation; (c) in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the notes resulting from the misrepresentation; and (d) in no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser.

The liability of all persons or companies referred to above is joint and several with respect to the same cause of action.

The foregoing summary is subject to the express provisions of the Securities Act (Ontario), the Securities Act (New Brunswick), the Saskatchewan Act and the Securities Act (Nova Scotia) and the rules and regulations thereunder and reference is made thereto for the complete text of such provisions.

Notwithstanding the selling and other restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following applies with respect to securities offered or sold in the EEA and in the United Kingdom:

Prohibition of Sales to EEA and United Kingdom Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.